Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

CODE OF BUSINES CONDUCT AND ETHICS

Effective: June 2023

1.
GENERAL
2.
REPORTING VIOLATIONS
3.
DISCIPLINARY MATTERS
4.
Integrity of Records and Compliance with Sound Accounting
5.
PROTECTION AND PROPER USE OF ASSETS
6.
CONFIDENTIALITY
7.
CONFLICT OF INTEREST
8.
IMPROPER BUSINESS PAYMENTS
9.
LAWS, STATUES, REGULATIONS AND STOCK EXCHANGE POLICIES
10.
AMENDMENT, MODIFICATION, WAIVER AND TERMINATION OF THE CODE
11.
PULBIC COMPANY REPORTING AND OTHER PUBLIC COMMUNICATION
12.
FAIR DEALINGS
13.
INQUIRIES

Canopy Growth Corporation (the “Company” or “Canopy”) is committed to maintaining the highest standards of business integrity and ethics. Obeying the law, both in letter and spirit, is the foundation of this Code of BusinessConduct and Ethics (the “Code”). Ethical business conductas described in this Code is part of all our dealings with our colleagues, customers, suppliers, licensors, licensees, investors and the general public. This Code is intended to (i) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) promote ethical conduct in conjunction with the Company’s Disclosure Policy (the “Policy”); (iii) promote compliance with applicable governmental laws, rules and regulations; (iv) deter wrongdoings; and (v) require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

1.
GENERAL

The Code applies to the directors, officers (which term shall include executive officers) and employees (which term shall include consultants and contractors working for the Company under services agreements) of the Company and its subsidiaries. Directors, officers and employees are responsible for reading, understanding and complying with the Code.

The Code is not meant to be a complete listing of ethics and business conduct covering every eventuality. Consequently, if a director, officer or employee is confronted with a situation where further guidance is required, the matter should be discussed with your supervisor or a member of the Canopy management team. If the matter cannot be resolved, it must be referred to the Chief Executive Officer or the Company’s outside legal counsel and Corporate Secretary, who have overall responsibility to provide guidance and ensure all enquiries and issues are addressed in a timely manner.

Nothing in this Code alters the terms and conditions of an employee’s employment or service provider arrangement.

This Code is meant to supplement and not replace any operating procedures or policies adopted by the Company or its subsidiaries in connection with their respective obligations under the Cannabis Act as well as any other laws applicable to the Company’s operations with respect to the growth, cultivation, production, manufacture and sale of cannabis.

Canopy is committed to conducting its business affairs in compliance with all applicable laws, statutes, rules, regulations and stock exchange policies and expects directors, officers and employees acting on its behalf to do likewise. In addition, business dealings among directors, officers and employees, and by directors, officers and employees, with shareholders, customers, suppliers, licensors, licensees, community organizations and governmental and regulatory authorities must be based on principles of honesty, integrity and the ethical standards outlined in the Code.

1.
REPORTING VIOLATIONS

Directors, officers and employees are responsible for complying with various laws, statutes, rules, regulations, stock exchange policies and the Code’s ethical standards and reporting situations of non-compliance with respect to this Code of which they become aware. Beyond instances of non-compliance, directors, officers and employees may also report concerns relating to ethics and business conduct.

If any director, officer, or employee chooses to remain anonymous, every effort will be made to respect this request. However, in certain circumstances, the identity of the person reporting the issue may become known or may need to be revealed, particularly if governmental enforcement authorities become involved in the investigation. The Company cannot guarantee confidentiality, particularly when material evidence of a violation of the law is disclosed or if the person is identified during the normal course of an investigation.

No one will be punished for asking about possible breaches of law, regulation or company policy. It is corporate policy not to take any action against a director, officer or employee who reports in good faith regardless of whether or not the report proves to be accurate. Any allegation of reprisal will be investigated. Note however that, although such person will not be disciplined for reporting a violation, such person may be subject to discipline if such person is involved in the underlying conduct or violation. Canopy has adopted a Whistleblower Protection Policy, a copy of which may be obtained via Canopy’s intranet or internet.

Any report can be made to Canopy’s Chairperson of the Board, Chief Executive Officer, or Corporate Secretary. In addition, violations can be reported pursuant to the Whistleblower Protection Policy.

2.
DISCIPLINARY MATTERS

A failure to comply with the Code may result in disciplinary actions up to and including termination of employment. Canopy’s Board of Directors (the “Board“) shall determine or designate appropriate persons to determine appropriate actions to be taken in the event of violations of the Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was intentional or inadvertent, the extent of the likely damage to the Company and its shareholders resulting from the violation and whether the individual has committed previous violations of the Code or another policy, if any, of Canopy concerning ethical behavior.

The Board will provide written notice to an individual involved in the violation stating that the Board or such designee has determined that there has been a violation and indicate the action to be taken by the Board against the individual.

1.
INTEGRITY OF RECORDS AND COMPLIANCE WITH SOUND ACCOUNTING

Accuracy and reliability in the preparation of all business records is of critical importance to the decision-making process and to the proper discharge of financial, legal and other reporting obligations. All business records, expense accounts, invoices, bills, payroll and employee records and other reports are to be prepared with care and honesty. Such records and reports must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. False or misleading entries are not permitted in Canopy’s books and records. All of Canopy’s assets and liabilities are to be recorded in compliance with the Company’s accounting and internal control procedures.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

No director, officer or employee, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of the Company’s directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly (1) offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services; (ii) providing an auditor with an inaccurate or misleading legal analysis; (iii) threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting; (iv) seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting; (v) blackmailing; and (vi) making physical threats.

2.
PROTECTION AND PROPER USE OF ASSETS

All directors, officers and employees have a responsibility to protect Canopy’s assets against loss, theft, abuse and unauthorized use or disposal. Canopy’s assets should only be used for legitimate business purposes. The term “Canopy’s assets” refers to all property whether tangible, intangible or electronic in form, which includes Canopy’s products, inventory, equipment, office supplies, facilities, vehicles, computers and software, intellectual property, including but not limited to proprietary information, trade secrets and confidential information.

3.
CONFIDENTIALITY

During the normal course of business, directors, officers and employees will have access to business and information records of a confidential nature. In some cases, the information may affect the value of Canopy’s shares or those of another company. Such confidential business information is not to be disclosed externally or used as a basis for trading in shares.

The confidential nature of any such information could include information developed by other employees or information acquired from outside sources, sometimes under obligations of secrecy. Directors, officers and employees are expected to utilize such information exclusively for business purposes and this information must not be disclosed externally without a confidentiality agreement and/or the prior approval of the Chief Executive Officer, Chairperson or Lead Director (if one is elected).

In cases where information or records are obtained under an agreement with a third party, such as license agreements or technology purchases, employees must ensure that the provisions of such agreements are strictly adhered to so that Canopy will not be deemed to be in default. Unauthorized disclosure or use of information or records associated with these agreements could expose the employee involved and/or Canopy to serious consequences.

Nothing contained in Section 6 of this Code limits Canopy’s directors, officers, employees and consultants’ ability to file a charge or complaint with a governmental regulatory agency and nothing herein limits their ability to communicate with any such agencies or otherwise participate in any investigation or proceeding that may be conducted by any such agency, including providing documents or other information, without notice to Canopy.

1.
CONFLICT OF INTEREST

Directors, officers, and employees should not engage in conduct which is harmful to the Company or its reputation.

All directors, officers and employees have an obligation to be free of conflicting interests when they represent the Company in business dealings or are making recommendations which could influence the Company’s subsequent actions, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the Securities and Exchange Commission (the “SEC”).

In general terms, a conflict of interest would exist when an obligation or situation arising from the personal activities or financial affairs of a director, officer, or employee, may adversely influence their judgment in the performance of their duties to Canopy. It should be understood that the conflicting interest referred to throughout this section may be direct or indirect. For example, the interest may be that of the director, officer, employee, a family member, a relative, or a business enterprise in which any of these individuals has an interest, financial or otherwise. Conflicts of interest may include:

a)
Financial Interests: a conflict of interest will likely exist when a director, officer or employee who is able to influence business with Canopy, owns, directly or indirectly, any significant ownership interest in an organization which is a competitor of Canopy, or which has current or prospective business as a supplier, licensors, licensees, customer, or contractor with Canopy. A conflict is not likely to exist, however, where the financial interest in question consists of shares, bonds or other securities of a company listed on a securities exchange and where the amount of this interest is less than one percent of the value of the class of security involved.

a)
Outside Work: a conflict of interest will likely exist when a director, officer or employee, directly or indirectly, acts as a director, officer, employee, consultant, or agent of an organization that is a competitor of Canopy, or which has current or prospective business as a supplier, licensors, licensees, customer or contractor with Canopy. Similarly, a conflict of interest may exist when an employee undertakes to engage in an independent business venture or to perform work or services for another business, civic or charitable institution to the extent that the activity involved prevents such employee from devoting the time and effort to the conduct of Canopy’s business, which the employee’s position requires. If a director, officer or employee has an agreement with Canopy with respect to non-competition and/or non-solicitation, such agreement shall govern only to the extent of any conflict between this Code and such agreement.

b)
Gifts or Favours: a conflict of interest will arise when a director, officer or employee, either directly or indirectly, solicits and/or accepts any money, non-nominal gifts, excessive entertainment or favour from an organization which is a competitor of Canopy, or which has current or prospective business with Canopy as a customer, supplier, licensors, licensees or contractor. In such cases, the acceptance or prospect of gifts or favors may tend to limit or give the appearance of limiting the director-, officer- or employee-recipient from acting solely in the best interests of Canopy in dealings with these organizations. Please refer to Canopy’s Gifts, Entertainment, Hospitality, and Charitable Contributions Policy for further details concerning compliance. For this purpose, a “gift” or “favour” includes any gratuitous service, loan, discount, money, or article of value. It does not include loans from financial institutions on customary terms; articles of nominal value normally used for sales promotion purposes; or ordinary business meals or reasonable entertainment consistent with local social or business customs.

c)
Trading with Canopy: a conflict of interest may exist when a director, officer or employee is directly or indirectly a party to any business transaction with Canopy.

d)
Misappropriation of Business Opportunities: a conflict of interest will exist when a director, officer or employee, without the knowledge and consent of Canopy, appropriates for their own use, or that of another person or organization, the benefit of any business venture, opportunity or potential about which the director, officer or employee may have learned or may have developed during the course of his/her association with Canopy. Employees, officers, and directors of Canopy are prohibited from: (i) taking for themselves personal opportunities that are discovered through the use of corporate property, information or position; (ii) using corporate property, information, or position for personal gain; and (iii) competing with Canopy.

In accordance with all applicable privacy legislation, Canopy respects the right of employees to privacy in their personal activities and financial affairs. The prime purpose of this section of the Code is to provide guidance to directors, officers, and employees so that they can avoid situations in their personal activities and financial affairs, which are, or may appear to be, in conflict with their responsibility to act in the best interests of Canopy.

Employees are requested to inform management and bring any potential or actual conflict of interest situation to the attention of the Chief Executive Officer or Chairperson for discussion, review, and written approval, if required.

As soon as a director or officer becomes aware that he or she has a potential or actual conflict of interest situation he or she must bring such conflict to the attention of the Board either in writing or in person at the next board meeting.

In respect of a conflicted officer, the Board shall determine whether the conflict is material or of sufficient concern to necessitate termination of such officer’s involvement with Canopy. If not, the Board shall determine what, if any, procedures shall be implemented to ensure that such officer’s potential or actual conflict does not interfere with his or her duties to Canopy and that he or she is not part of any decision-making process where his or her potential or actual conflict could reasonably impair his or her ability to act in Canopy’s best interests.

In respect of directors, all directors must keep the Board informed of actual or potential conflicts so that the disinterested Board members may adopt appropriate procedures in light of such actual or potential conflict. Without limiting the foregoing, a director that has declared a potential conflict because he or she is (i) a party to a material contract or transaction or proposed material contract or transaction with Canopy; or (ii) a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with Canopy, shall not attend any part of a meeting of the Board during which the contract or transaction is discussed and shall not vote on any resolution to approve the contract or transaction unless the contract or transaction is:

a)
one that relates primarily to his or her remuneration as a director of Canopy or an affiliate thereof;
b)
one for indemnity or directors and officers’ liability insurance; or
c)
one with an affiliate of Canopy.

Public disclosure shall be made with respect to the material interest of any officer or director of Canopy in any material agreement or proposed agreement between Canopy and that director or officer. The majority of disinterested directors must consider the proper scope and nature of the disclosure.

1.
IMPROPER BUSINESS PAYMENTS

The following are deemed improper business payments and are therefore prohibited:

a)
the offering or accepting of bribes, payoffs or kickbacks made directly or indirectly to obtain an advantage in a commercial transaction or to influence any decision; and
b)
the offering of gifts, gratuities, entertainment or other similar payments, except to the extent customary and reasonable in amount and not in consideration for any improper action by the recipient.

In addition, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), contains certain prohibitions with respect to giving anything of value, directly or indirectly, to foreign government officials or certain other individuals in order to obtain, retain or direct business for or to any person. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by Canopy’s directors, officers and employees or an agent acting on Canopy’s behalf to a government official or employee, employee or agent of a state-owned or controlled enterprise, employee or agent of a public international organization, political party or official or any candidate for political office, including any family member or household member of any of the above, for the purpose of influencing any act or decision of such party of person or inducing such party or person to use his or her influence or to otherwise secure any improper advantage, in order to assist in obtaining or retaining business for, or directing business to, any person. These requirements apply both to Company employees and agents, such as third-party sales representatives, no matter where they are doing business. If you are authorized to engage agents on the Company’s behalf, you are responsible for ensuring they are reputable and for obtaining a written agreement for them to uphold the Company’s standards in this area. Please refer to Canopy’s Anti-Bribery and Anti-Corruption Policy for details concerning compliance with the FCPA by Canopy’s employees, agents, and suppliers.

1.
LAWS, STATUTES, REGULATIONS AND STOCK EXCHANGE POLICIES

Canopy and each of its directors, officers, and employees are required to maintain compliance with various laws, statutes, rules, regulations and stock exchange policies governing activities in the jurisdictions in which Canopy carries on business, including but not limited to the Cannabis Act and the FCPA. Directors, officers, and employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them. Directors, officers and employees are directed to make specific policies and procedures available to persons they supervise.

This Code does not seek to provide legal guidance for all laws, statutes, rules, regulations and stock exchange policies that impact on the Company’s activities. There are, however, several items that warrant specific mention. These are listed below along with some general guidelines for compliance.

a)
Workplace Health and Safety Laws: Canopy is committed to create and maintain healthy and safe workplaces for its people. Employees are expected to comply with all safety laws, regulations and Canopy policies (which may not necessarily be a law or regulation).
b)
Human Rights Legislation: Canopy prohibits any form of discrimination or harassment on the basis of citizenship, race, colour, religion, sex/pregnancy, age, place of origin, ethnic origin or ancestry, sexual orientation, gender identity or expression, disability, veteran status, marital or family status, political affiliation, receipt of public assistance or any other factors prohibited by federal, state/provincial, or local law. This policy applies to all terms and conditions of employment including but not limited to hiring, placement, promotion, termination, layoff, transfers, leave of absence, compensation and training. In addition, Canopy does not and will not condone any discriminatory conduct of its agents and non-employees who have contact with employees during working hours. Discrimination or harassment will not be tolerated. Any discrimination or harassment should be reported to the Chief Executive Officer or any member of the Canopy management team.
c)
Competition: Canopy is committed to the ideals of free and competitive enterprise. To comply with fair competition laws, Canopy is required to make its own decisions on the basis of the best interests of Canopy and must do so independent of agreements and understandings with competitors. Certain statutes and regulations prohibit certain arrangements or agreements with others regarding product prices, terms of sale, division of markets, allocation of customers and any other practice, which restrains competition.

a)
Securities Laws: All directors, officers or employees must only trade in the shares of Canopy in strict compliance with applicable securities laws. They must make themselves aware of matters pertaining to “insider trading” and the use of non-public information. Insider trading is a violation of Canopy’s rules and is against the law. Any director, officer or employee who possesses material, non-public information may not buy or sell Canopy securities while such information remains non-public. These trading prohibitions apply to directors, officers at all levels and employees. The prohibition on such trading is based on such information potentially providing an unfair advantage to such director, officer or employee. You should consider information to be material if there is a reasonable prospect that an investor would consider the information to be important in arriving at a decision to buy, sell or hold Canopy securities. If you have any questions about whether information is material or public, contact the General Counsel & Corporate Secretary. In this regard, you must also be familiar with and act in accordance with the Policy and with the Company’s Insider Trading Policy.

b)
Stock Exchange Policies: As a corporation listed on the Toronto Stock Exchange (the “TSX”) and the Nasdaq Stock Market (the “Nasdaq”), the Company is required to operate in strict compliance with the rules and policies of the TSX and the Nasdaq. All directors, officers and employees are responsible to ensure compliance with TSX and Nasdaq policies insofar as they impact upon their field of responsibility. Any officer or employee that is not aware whether or how the policies of the TSX or the Nasdaq might impact on his or her role and responsibilities should discuss with his or her supervisor and/or the Company’s external legal counsel.

c)
Health Canada Considerations: The Company and certain of its subsidiaries are dependent on licenses granted by Health Canada pursuant to the Cannabis Act. Accordingly, compliance with the Cannabis Act, the Controlled Drugs and Substances Act, requirements of Health Canada and related laws and regulations is to be considered the top operational priority for every director, officer and employee.

1.
AMENDMENT, MODIFICATION, WAIVER AND TERMINATION OF THE CODE

Canopy reserves the right to amend, modify, waive, or terminate the rules, guidelines and policies associated with this Code at any time for any reason. Responsibility for the periodic review and revision of this Code lies with Canopy’s board of directors. Canopy will report any changes to this Code to the extent required by applicable regulatory authorities.

Any waiver (defined below) from any provision of this Code made to any officer or director may only be made by the Board and any waiver of any provision of this Code made to any employee, officer or director will be disclosed in accordance with the regulations set forth by applicable regulatory authorities, including in accordance with Rule 5610 of the Listing Rules of the Nasdaq Stock Market. Such waivers will be disclosed in a Current Report on Form 8-K filed with the SEC or, in cases where a Form 8-K is not required, by distributing a press release. A “waiver” means the approval by the Board of a material departure from a provision of this Code. All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

2.
PUBLIC COMPANY REPORTING AND OTHER PUBLIC COMMUNICATION

As a public company, it is of critical importance that Canopy’s filings and submissions to securities regulatory authorities and stock exchanges are timely and accurate. Depending on his or her position with Canopy, a director, officer or employee may be called upon to provide necessary information to assure that

Canopy’s public reports and documents filed with the securities regulatory authorities and stock exchanges and other public communications by Canopy are full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Canopy expects its directors, officers, and employees to provide prompt, accurate answers to inquiries related to Canopy’s public disclosure requirements.

All directors, officers and employees must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations, and other governmental officials, as appropriate.

All directors, officers and employees must, and must cause Canopy to comply with the system of disclosure controls and procedures devised, implemented, and maintained by Canopy to provide reasonable assurances that information required to be disclosed by Canopy in reports that it files or submits under the rules and regulations of the securities regulatory authorities or stock exchanges is properly authorized, executed, recorded, processed, and reported. In this regard, you must also be familiar with and act in accordance with the Policy and in relation to your area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person who typically is involved in the financial reporting of the Company, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Canopy in the reports filed with the securities regulatory authorities or stock exchanges is accumulated and communicated to Canopy’s management, as appropriate, to allow timely decisions regarding required disclosure. Each director, officer and employee must promptly bring to the attention of the Chairperson any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

1.
FAIR DEALING

Canopy competes for its business fairly. All directors, officers and employees must observe the highest standards of ethical conduct in dealing with Canopy’s employees as well as the outside parties with which Canopy does business, including customers, suppliers, and competitors. None of the directors, officers and employees should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

2.
INQUIRIES

a)
Questions and inquiries concerning the Code or its applicability to particular people or situation should be referred to the Chief Executive Officer, Chairperson or Lead Director (if one is elected).

a)
Any reports of non-compliance with the Code or concerns relating to ethics and business conduct can be made to Canopy’s Chairperson of the Board, Chief Executive Officer, or Corporate Secretary.